DEED OF TRANSFER
Subject: Sloterweg 22 in Badhoevedorp

Today, Twenty-Seven December Two Thousand and Seven, appeared before me, Jan Hens Derkman, junior civil-law notary, hereafter called: "notary", acting as substitute of Frank Robert Sterel, civil-law notary practising in Amsterdam:

1.
Mr Christian Peter Neef, having domicile in this matter at Paasheuvelweg 16, 1105 BH Amsterdam, born in Arnhem on Two July Nineteen Hundred and Seventy-Five, acting in this matter with the written authority of:

Mr Nielkanth Baldewpersad Tewarie, residing at Westerweg 61-A, 1446 AE Purmerend, born in District Nickerie (Surinam) on Ten May Nineteen Hundred and Fifty-Seven, holder of passport number NE3043179, issued in Amsterdam on Nineteen May Two Thousand and Three, married, hereafter also called: "the seller";

2.
Mrs Lonneke Nienke Beens, having domicile in this matter at Paasheuvelweg 16, 1105 BH Amsterdam, born in Nederhorst den Berg on Six September Nineteen Hundred and Seventy-Three, acting in this matter with the written authority of:

the private limited company:

Royal Invest Europe B.V. (at the time of said contract of sale called "Wah King Properties B.V."), having its registered office in Amsterdam, maintaining offices at Ditlaar 7, 1066 EE Amsterdam (postal address: Postbus 75139, 1070 AC Amsterdam), registered in the trade register of the Chamber of Commerce and Factories for Amsterdam under file number 34130365, hereafter also called: "the buyer".

AUTHORITY

The aforementioned authority is evidenced by two (2) private deeds which are attached to this deed.
The appearing persons, acting as aforementioned, stated:

A.	CONTRACT OF SALE, TRANSFER, REGISTRABLE PROPERTY

According to a contract of sale which is attached to this deed and which will hereafter be called "the contract of sale", dated Sixteen February Two Thousand and Seven, the seller has sold and transfers on the basis thereof to the buyer, who has purchased and hereby accepts:

the office building with parking spaces, subsoil and adjacent land and further appurtenances, locally known as Sloterweg 22 in Badhoevedorp (post code: 1171 CR), registered with the land registry as municipality of Haarlemmermeer, section H number 3348, two ares ninety-five centiares (2.95 a) in size, number 3140, twelve ares ten centiares (12.10 a) in size, number 5302, being six ares twenty-three centiares (6.23 a) in size, number 8124, being sixty centiares (0.60 a) and number 9209, being fifty-eight centiares (0.58 a) in size, hereafter jointly called: "the seller".
B.	ACQUISITION BY THE SELLER

The seller acquired the property by the registration at the office of the Land Registry and Public Registers in Amsterdam on Six December Two Thousand and Four in register Mortgages 4, part 19089 number 189 of a copy of a deed of transfer, executed on Three December Two Thousand and Four before me, notary, in which deed receipt and discharge is granted for the payment of the purchase price.

C.	PURCHASE PRICE
The purchase price is: three million six hundred fifty-eight thousand seven hundred eighty-nine euros and twelve euro cents (€ 3,658,789.12).
D.	COSTS
The notary costs and the land registry fees owed in relation to the transfer of legal title to the registrable property and the VAT owed over those costs are at the buyer's expense.
The transfer tax, if such is owed, is at the buyer's expense.
The parties have agreed that the VAT disadvantage which the seller suffers as a result of the exempted lease to the municipality is at the buyer's expense.

This amount, the settlement of VAT loss in the amount of one hundred one thousand and ten euros (€ 101,010) has been paid by the buyer by deposit on an account of myself, notary; the seller grants the buyer receipt and discharge in this respect.

E.	PROVISIONS
This return transfer is effected on the same conditions as set out in the deed of transfer described above under B., including:
Article 1
The seller guarantees his authority to sell and transfer.
Article 2
The seller is obliged to transfer title to the buyer which:
a. is unconditional and is not subject to qualification, dissolution or any cancellation whatsoever;
b. is not encumbered with charges and/or mortgages or with registrations thereof, or with other qualified rights, other than as set out hereafter;
c. is not encumbered with restrictive covenants;
d. is not encumbered with other special burdens and restrictions.
Article 3
If the above-mentioned size of the registrable property or the further description thereof is not correct or is not complete, neither the seller nor the buyer can derive rights therefrom.
Article 4

The registrable property is accepted in the condition in which it finds itself today. This condition may not be less than the condition the registrable property found itself in on Three December Two Thousand and Four other than due to actions of the seller and subject to normal wear and tear.

Article 5
The registrable property is accepted today subject to the current leases, with which the parties are familiar so that no further description thereof is required.
As of the time of signing of this deed the buyer bears the risk in the registrable property.
Article 6
As of today the costs and benefits of the registrable property are at the expense and for the benefit of the buyer.
Article 7
The title deeds and documents referred to in Article 7:9 of the Dutch Civil Code relating to the registrable property have been given to the buyer insofar as the seller had possession thereof.
Article 8

All claims which the seller can or will be able to enforce in respect of third parties, including builders, (sub)contractors, installers and suppliers, and the rights from any premium schemes and guarantee certificates pass to the buyer. Insofar as these claims cannot be deemed rights in rem as referred to in Article 6:251 of the Dutch Civil Code and insofar as these claims are transferable, the seller hereby transfers these claims to the buyer, who accepts them, without the seller being bound to pay any indemnity.

The buyer is currently authorised to effect the aforementioned transfer by informing the relevant parties thereof.
Article 9

Insofar as there has been no deviation therefrom in this deed, the conditions agreed between the parties prior to the execution of this deed will continue to apply, and it is explicitly stipulated that no dissolving conditions can now be invoked.

F.	DESCRIPTION OF SPECIAL BURDENS AND RESTRICTIONS

With regard to known special burdens and restrictions relating to the registrable property, reference is made in this respect to the deed of transfer referred to under B., in which it is set out verbatim:

"Special reference is made in this respect to the provisions occurring in a deed of transfer, executed on Ten December Nineteen Hundred and Fifty-Three before the civil-law notary P. Meijer, at that time practising in Amsterdam, a copy of which was registered at the office of the Land Registry and Public Registers in Haarlem, now Amsterdam, in the register Mortgages 4 on the same day in part 209 number 79, in which the following, inter alia, is set out, verbatim:

The easement is hereby stipulated, that no structures of any nature or composition whatsoever will be established or held on the servient land, whereby the servient land is the plot of land hereby sold – with the exception of a strip of land forming part of this plot, situated between Pelikaanstraat and an imaginary line, forming the extension in north-westerly direction of the land registry boundary between the plot of land sold in this deed and the plot of land registered with the land registry as municipality of Haarlemmermeer, section R number 4183 as servient land, and on behalf of the plots registered with the land registry as municipality of Haarlemmermeer, section M numbers 4187, 4188 and 4190 (Pelikaanstraat numbers 28, 26 and 22), property of the seller, as dominant land."

Insofar as the above provisions include obligations which the seller is obliged to impose on the buyer, he hereby does so and these obligations are hereby accepted by the buyer.
Insofar as the matter relates to rights which have been stipulated on behalf of third parties, these rights are hereby accepted by the seller on behalf of such third parties.
G.	EXPLICIT ACCEPTANCE
The buyer explicitly accepts the above-mentioned special burdens and restrictions.
H.	CANCELLATION OF MORTGAGE REGISTRATIONS

The parties hereby authorise each of the employees affiliated with the office of myself, notary, if necessary to accept the relinquishing of mortgage rights on their behalf, insofar as such might still be registered in respect of the property at the expense of parties other than the buyer and furthermore to do everything that is necessary in this matter.

I.	CANCELLATION OF REGISTERED CONTRACT OF SALE

The above transfer will be effected to perform the contract of sale which is registered at the aforementioned office of the Land Registry and Public Registers on Twenty February Two Thousand and Seven in register Mortgages 4, part 51709 number 117, which registration can therefore be cancelled.

J.	ELECTION OF DOMICILE
With regard to the transfer of the property and the fiscal consequences thereof domicile is elected at the office of the custodian of this deed.
K.	RECEIPT AND DISCHARGE
The buyer has paid the purchase price by deposit on an account of myself, notary; the seller hereby grants the buyer receipt and discharge in this respect.
L.	VAT/TRANSFER TAX

The seller (as entrepreneur known to the Turnover Tax Inspectorate in Zaandam under number: NL1208.43.572.B01) and the buyer (as entrepreneur known to the Turnover Tax Inspectorate in Hoofddorp under number NL8087.96.951.B01) have today presented an application to the competent VAT inspectors for cancellation of the exemption from VAT in respect of this transfer pursuant to Article 11 Paragraph 1.a.2 of the Turnover Tax Act 1968, which appears from the attached option application.

The parties have applied for cancellation of the exemption from VAT for this transfer pursuant to Article 11 Paragraph 1.a.2 of the Turnover Tax Act 1968 with regard to the parts of the property, being:

- the basement; encompassing six hundred and forty (640 m2) square metres,
- the ground floor; encompassing fifty-two (52 m2) square metres,
- the first and second floor; each encompassing six hundred and eighty (680 m2) square metres.

No application has been presented for cancellation of the exemption from VAT for this transfer pursuant to Article 11 Paragraph 1.a.2 of the Turnover Tax Act 1968 with regard to the part of the building situated on the ground floor, encompassing six hundred and twenty-eight (628 m2) square metres.

The total floor area of the building encompasses in total two thousand six hundred and eighty (2680 m2) square metres.

On the basis of the above VAT is owed over a two thousand fifty-two/two thousand six hundred and eightieth (2052/2860th) share of the purchase price being two million eight hundred one thousand four hundred and thirty-one euros (€ 2,801,431).

The VAT owing is at the buyer's expense, this VAT is not included in the aforementioned purchase price.
As the VAT transfer scheme applies, the buyer will pay the VAT directly on a return to the Tax Receiver.

No VAT is owed over a part of the purchase price of eight hundred fifty-seven thousand three hundred and fifty-eight euros (€ 857,358). Pursuant to the provisions of Article 15 Paragraph 1.a of the Taxation of Legal Transactions Act transfer tax is owed over the purchase price of the property, as the seller has used the property as business premises and the buyer can deduct the VAT in whole or in part pursuant to Article 15 of the Turnover Tax Act 1968.

The transfer tax is owed over the purchase price.
Consequently transfer tax of two hundred nineteen thousand five hundred and twenty-five euros (€ 219,525) is owed in respect of this transfer.
M.	SPECIAL STATEMENTS OF THE BUYER IN CONNECTION WITH ARTICLE 2:204c OF THE DUTCH CIVIL CODE

Appearing person 2 states in connection with the provisions of Article 2:204c of the Dutch Civil Code that the property sold by the buyer in this deed was purchased more than two years after the buyer's first registration in the trade register.

The appearing persons are known to me, notary.
This deed was executed in one original copy in Amsterdam on the date set out at the beginning of this deed.
After summarising the contents of this deed and after explaining the contents to the appearing persons, the appearing persons unanimously stated to have taken note of the contents of this deed in due time and to agree to said contents.
Immediately after a summary recitation this deed was signed by the appearing persons and me, notary at 2.10 p.m.